FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-03

Sent: Thursday, March 24, 2022 11:53 AM
Subject: **BBCMS 2022-C15** NEW ISSUE PUBLIC CMBS IOs ---- ANNOUNCEMENT/IPT

NEW ISSUE CMBS: BBCMS 2022-C15

$879,969,000 NEW ISSUE CMBS IOs ****PUBLIC OFFERING****

JOINT LEADS: Barclays, BMO, Société Générale, KeyBanc

CO-MANAGERS: Drexel Hamilton, Bancroft Capital

RATING AGENCIES: S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAIL.	INITIAL
CLASS	(S/F/K)	SIZE($MM)	WAL*	COUPON	~PV($MM)	IPT(J+)*
X-A	AAA/AAA/AAA	697.005	8.33	0.20200	14.7mm	J+200
X-B	AAA/AAA/AAA	182.964	9.66	0.06109	2.3mm	J+200 (AUCTION DUE 3/24@ 2PM)

*PRCING SCENARIO of 100CPY TO CALL

**Anticipated Timing and Materials**
- Structural and Collateral Term Sheet:	Attached
- Annex A-1:	Attached
- Preliminary Prospectus:	Attached
- Expected Pricing:	Today/Tomorrow
- Settlement:	April 13, 2022

*TRANSACTION SUMMARY*
POOL BALANCE:	$1,031,301,773
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	154
WA CUT-OFF LTV:	51.9%
WA MATURITY LTV:	49.6%
WA U/W NCF DSCR:	2.63x
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.85034%
TOP 10 LOANS %:	51.6%
WA REM TERM MATURITY:	110 MONTHS

LOAN SELLERS:
BARCLAYS:	40.5%
KeyBank:	21.6%
BMO:	18.7%
SMC:	7.5%
SGFC:	6.6%
BMO/SMC:	5.1%

TOP 5 PROPERTY TYPES:
Office:	40.7%
Self Storage:	17.4%
Multifamily:	11.6%
Retail:	10.2%
Industrial:	9.1%

TOP 5 STATES:
NY:	16.4%
CA:	14.8%
NV:	7.1%
WA:	6.8%
DE:	5.8%

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (Edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.

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